EXHIBIT 10.30

ANSYS, INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(Non-Employee Directors)

    ANSYS, Inc. (the “Company”) hereby grants to the Participant the number of Restricted Stock Units (“RSUs”) set forth below under the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”). The RSUs are subject to all of the terms and conditions in this Notice of Grant of Restricted Stock Units (this “Grant Notice”), in the Restricted Stock Units Agreement attached hereto (the “Agreement”) and in the Plan. Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan or Agreement, as applicable, and the Plan and Agreement are hereby incorporated by reference into this Grant Notice. If there are any inconsistences between this Grant Notice or Agreement and the Plan, the terms of the Plan shall govern.

Participant:	____________________
Type of Grant:	Restricted Stock Units
Date of Grant:	_________________, 20__
Number of RSUs:	_______________
Vesting Schedule:	Subject to the conditions set forth in the Agreement and the Plan, including but not limited to the Participant’s continued service as a member of the Board, the RSUs shall become vested on the date that is the earlier of (a) the one-year anniversary of the Date of Grant or (b) the date of the Company’s next regular annual meeting of Stockholders which occurs after the Date of Grant.

ANSYS, INC.

Restricted Stock Units Agreement
(Non-Employee Directors)

ANSYS, Inc. (the “Company”) has granted, pursuant to the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”), to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement is attached (together with the Grant Notice, the “Agreement”) an award of Restricted Stock Units as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1.    Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.
2.    Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Participant, as of the Date of Grant, the number of Restricted Stock Units set forth in the Grant Notice (the “RSUs”). Each RSU shall represent the right of the Participant to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.
3.    Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such RSUs shall be transferable prior to payment to the Participant pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.
4.    Vesting of RSUs.
(a)    General Rule. The RSUs shall vest in accordance with the Vesting Schedule set forth in the Grant Notice (the period from the Date of Grant until the vesting date, the “Vesting Period”). Any RSUs that do not so become vested will be forfeited, including, except as provided in Section 4(b) or 4(c) below, if the Participant ceases to be a member of the Board prior to the end of the Vesting Period.
(b)    Approved Departure. Notwithstanding Section 4(a) above, a pro-rata portion of the RSUs shall become vested if the Participant ceases service on the Board under circumstances approved by the Committee, such as a departure in order to avoid a conflict of interest or other similar circumstances, unless the Participant is otherwise eligible to vest in a greater amount pursuant to Section 4(c). In the event that this Section 4(b) is applicable, one-twelfth of the RSUs shall become vested for each full month of the Participant’s continued service as a Director between the Date of Grant and the date on which the Participant ceases to be a Director. The determination of the reason for a Participant’s departure shall be made by the Committee in its sole discretion.
(c)    Other Special Circumstances. Notwithstanding Section 4(a) above, and subject to Section 4(b) above, if a Change in Control occurs and/or the Participant ceases to be a Director prior to the end of the Vesting Period under certain circumstances, the RSUs shall be forfeited or become vested, nonforfeitable and payable to the Participant, as applicable, pursuant to the terms of Section 12 of the Plan.
5.    Form and Time of Payment of RSUs.
(a)    Payment for the RSUs, after and to the extent they have become vested and nonforfeitable, shall be made in the form of shares of Common Stock.
(b)    Except as otherwise provided in Section 5(c), payment for such RSUs shall be made on the first of the following dates to occur after the vesting of such RSUs: (1) the first anniversary of the Date of Grant; (2) the date of the Participant’s death; (3) the date of a Change in Control that constitutes a “change in control event” for purposes of Treasury Regulation Section 1.409A-3(i)(5); or (4) the date of the Participant’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code).
(c)    If the Committee has given the Participant the option to elect to defer the settlement of the RSUs, and the Participant has made an irrevocable written election to so defer the settlement of the RSUs in accordance with the terms and conditions required by the Committee (the “Deferral Election”), then, in lieu of the terms specified in Section 5(b) (above), subject to the terms of the Plan and this Agreement, payment for such RSUs shall be made in accordance with the terms of the Deferral Election.
(d)    The Company’s obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of shares of Common Stock corresponding to such RSUs.
6.    Dividend Equivalents; Voting and Other Rights.
(a)    The Participant shall have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote the shares of Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to the Participant pursuant to Section 5 above.
(b)    From and after the Date of Grant and until the earlier of (i) the time when the RSUs become vested and nonforfeitable and are paid in accordance with Section 5 hereof or (ii) the time when the Participant’s right to receive shares of Common Stock in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock generally, the Participant shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate are settled.
(c)    The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
7.    Adjustments. The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment, including as provided in Section 11 of the Plan.
8.    Withholding Taxes.
(a)    The Participant acknowledges that, if the Participant is a Pennsylvania resident, the Participant is responsible for any and all applicable income and other taxes, as well as any social insurance contributions and other deductions or withholdings required by applicable law, from the RSUs, including federal, FICA, state, and local taxes applicable to the Participant (such taxes, the “Tax-Related Items”). The Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting, or delivery of shares of Common Stock under the RSUs, the subsequent sale of shares of Common Stock pursuant to the RSUs, and the receipt of dividends, and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.
(b)    If the Participant is not a Pennsylvania resident, the Participant acknowledges that any issuance of shares of Common Stock to a Participant pursuant to the RSUs shall be subject to any applicable tax withholding requirements. The Company shall automatically, not later than the date as of which the transfer of shares of Common Stock pursuant to this award becomes a taxable event for federal income tax or other applicable withholding tax purposes, cause the required minimum federal, state, local, non-U.S., or other taxes required by law to be withheld on account of such taxable event to be satisfied by withholding from shares of Common Stock to be issued to the Participant a number of shares of Common Stock with an aggregate Market Value per Share that would satisfy such minimum withholding obligation.
9.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
10.    Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Participant shall remain solely liable for any and all tax consequences associated with the RSUs.
11.    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
12.    No Right to Future Awards or Board Service. The grant of the RSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement will confer upon the Participant any right to continue to be a Director, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the Participant’s service on the Board.
13.    Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
14.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the Participant’s rights with respect to the RSUs without the Participant’s written consent, and the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
15.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
16.    Relation to Plan. The RSUs granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
17.    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, retention, use and transfer, in any form, of the Participant’s personal data described below and any other RSU grant materials by and among, as applicable, the Company and any other Subsidiary for the purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands and consents that the Company will process personal data about the Participant consisting of the name, home address, personal and business telephone number, date of birth, social insurance number or other governmental identification number, personal electronic mail address, nationality, and job title, as well as the Participant’s salary, any shares of Common Stock or directorships held in the Company, details of all awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, (collectively, “Data”), for the Company’s legitimate interest of implementing, administering and managing the Plan and complying with the terms of this Agreement.
The Participant understands and agrees that the Data will be transferred to (a) a stock plan service provider selected by the Company to process the Data when providing in the implementation, administration and management of the Plan on behalf of the Company, (b) the Company’s legal and financial advisers that process the Data when providing advisory services to the Company in connection with the implementation, administration and management of the Plan and this Agreement, and (c) third party service providers as data processors to the Company and who process the Data in support of the Company’s business. The Participant may request a list with the names and addresses of any recipients of the Data by contacting his or her local human resources representative.  The Company will process the Data as so long as is necessary to further the purposes for such processing as described herein. The Participant may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, withdraw consent to processing of Data, or otherwise exercise any data protection right the Participant may have under applicable law, in any case without cost, by contacting in writing his or her local human resources representative.  Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her service with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant the

Participant the RSUs or other equity awards or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
18.    Nature of Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants;
(c)    all decisions with respect to future awards or other grants, if any, will be at the sole discretion of the Committee;
(d)    the RSUs and the Participant’s participation in the Plan shall not be interpreted as forming an employment contract with the Company;
(e)    the Participant is voluntarily participating in the Plan;
(f)    the RSUs and any shares of Common Stock acquired under the Plan are not intended to replace any other compensation;
(g)    the RSUs and any shares of Common Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for any purpose;
(h)    the future value of the shares of Common Stock underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s service relationship; and
(j)    neither the Company nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.
19.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
20.    Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. The Participant hereby expressly consents to the personal jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania for any lawsuit filed arising from or related to this Agreement and further agrees not to challenge the jurisdiction or venue in any suit filed in the state or federal courts of the Commonwealth of Pennsylvania.
21.    Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.
22.    Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
23.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

THE FOREGOING AWARD IS HEREBY ACCEPTED AND THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE HEREBY AGREED TO BY THE PARTICIPANT. BY ACCEPTING THIS AWARD PURSUANT TO THE COMPANY’S INSTRUCTIONS (INCLUDING THROUGH AN ONLINE ACCEPTANCE PROCESS), THE PARTICIPANT ACKNOWLEDGES THE FOLLOWING: (A) THE PARTICIPANT HAS READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ITS TERMS AND CONDITIONS; (B) THE PARTICIPANT CAN PRINT OUT AND KEEP A COPY OF THIS AGREEMENT; (C) THE PARTICIPANT HAS AGREED TO USE AN ELECTRONIC METHOD OF SIGNATURE TO DEMONSTRATE ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AGREEMENT; AND (D) THE PARTICIPANT’S ELECTRONIC SIGNATURE IS AS LEGALLY BINDING AS AN INK SIGNATURE.